Exhibit 10.8
PROMISSORY NOTE

$500,000.00	Los Angeles, California
June 30, 2006
FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to American Stem Cell Corporation (“Payee”), or order, at 11300 West Olympic Blvd., Suite 800, Attn: Christopher Dieterich, or at any other place that Payee designates by notice to Maker, in United States Dollars, the sum of Five Hundred Thousand dollars ($500.000.00) on the following terms.
1. Payments.
(a) Principal. Subject to the provisions of Section 2, the entire principal amount hereof shall be payable in full on June 30, 2007 (the “Maturity Date”). No interest shall accrue prior to maturity.
(b) Prepayments. This Note may be prepaid in whole or in part, at any time prior to maturity without consent of the holder without any penalty or premium.
2. Early Repayment.
(a) Upon Closing of a Qualifying Financing. Upon the consummation of the Payee’s placement of $2,000,000 or more in equity financing prior to the Maturity Date, Maker shall make partial early repayment of this Note in an amount equal to 10% of such financing up to the amount of $500,000; provided that if such financing is part of a larger financing with multiple closings, no payment hereunder shall be due until the final closing of such financing or the Maturity Date, whichever comes first.
3. Default.
(a) Events of Default. Maker shall be in default of this Note on the occurrence of any of the following:
(i) Payments. Failure of Maker to make any payment under this Note within three days of the due date.
(ii) Bankruptcy.
(A) The filing by Maker of a voluntary petition in bankruptcy, a petition for reorganization, arrangement or other relief under the United States Bankruptcy Act, or a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of any state, or the making by Maker of an assignment of all or substantially all of its assets for the benefit of creditors.
(B) The adjudication of Maker as a bankrupt or insolvent, the appointment of a receiver of all or substantially all of Maker’s assets, or the entry of an order of the reorganization of Maker under the United States Bankruptcy Act, if such adjudication, appointment or order is made on a petition filed against Maker and is not, within 90 days after it is made, vacated or stayed on appeal or otherwise, or if Maker consents to the appointment, order or petition.

(b) Acceleration on Default. When Maker is in default, the entire unpaid principal balance of this Note shall become immediately due and payable at the election of Payee, upon the notification of such election to Maker and the expiration of any applicable cure period, and interest shall accrue thereafter on the unpaid balance at the rate of 8% per annum.
4. Collection Costs. On any default by Maker, Payee shall be entitled to recover from Maker all costs of collection and enforcement, including, without limitation, reasonable attorneys’ fees.
5. Condition of Payment. Payment under this Note is conditioned upon the absence of breach by the ASC Parties under the Final Settlement Agreement, dated as of June 30, 2006, between the ASC Parties and the Lifeline Parties (the “Settlement Agreement”), the terms of which are hereby incorporated by reference. Payments to be made under this Note may be offset against any amounts owed to Maker under the Settlement Agreement at the election of Maker.
6. Remedies Cumulative. The rights and remedies of Payee under this Note are cumulative and may be pursued singly, successively or together against Maker and any funds or security held by Payee.
7. Governing Law. This Note and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements executed and to be performed in the State of California, irrespective of its choice-of-law provisions.
8. Notices. Unless otherwise expressly stated in this Note, all notices given hereunder shall be in writing and shall be served personally, or be mailed in U.S. mail, first class certified, registered or Express Mail postage prepaid, and a return receipt requested, or be deposited with a nationally recognized commercial courier service with next-day delivery charges prepaid. Notices may also effectively be given by transmittal over facsimile machine or other electronic transmitting device if the party to whom the notice is being sent has a receiving device in its office and a copy of the notice is also served personally or in the same manner required for a mailed notice or a notice deposited with a commercial courier service. Notices shall be deemed received at the earlier of actual receipt or three days following deposit, in the manner required above, in U.S. mail or with a commercial courier service. Notices shall be directed to the following addresses:

Payee:	American Stem Cell Corporation
C/O Christopher Dieterich
11300 W. Olympic Blvd. Suite 800
Los Angeles, CA 90064

Maker:	Lifeline Cell Technology, LLC
157 Surfview Drive
Pacific Palisades, CA 90272
Either party to this Note may change its address for notice purposes by giving notice to the other parties in accordance with this Section 7, provided that the address change shall not be effective until three days after notice of the change.
9. Severability. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in effect.
10. Successors and Assigns. This Note shall inure to the benefit of and bind the parties hereto and their respective successors, assigns, heirs, executors and administrators.
IN WITNESS WHEREOF, Maker has signed and delivered this Note effective as of the date first set forth above.
Lifeline Cell Technology, LLC
By:/S/ KENNETH C. ALDRICH
Accecpted: American Stem Cell Corporation
By:          /S/KENNETH SWAISLAND

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